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                                                                    EXHIBIT 99.4
[NRG LOGO]
                                                                            NEWS
                                                                         RELEASE
FOR IMMEDIATE RELEASE

        NRG ENERGY NAMES W. MARK HART PRESIDENT, EUROPE AND LATIN AMERICA

MINNEAPOLIS (MARCH 23, 2001) - NRG Energy, Inc. (NYSE: NRG) announced it has appointed W. Mark Hart to the position of senior vice president, NRG Energy and president, NRG Europe and Latin America. In his new position, Hart will oversee NRG's European and Latin American portfolio as well as business development in those regions.

     "Mark Hart brings to NRG his international and domestic business experience as well as nearly 30 years experience in the mining industry," said David H. Peterson, chairman, president and chief executive officer of NRG. "He has the experience and solid leadership skills that will help NRG meet the challenges of a fast-growing, performance-driven organization."

     Prior to joining NRG, Hart was vice president of Canadian Operations at Newmont Mining Company and vice president of Business Processes and Operations for Europe, South America and Asia. Before that he managed mining operations, engineering and machinery with Cyprus Amax Minerals Company where he served as senior vice president of U.S. Operations and president and chief executive officer of Australia. He has also worked for American Electric Power Fuel Supply, Standard Oil Company's minerals division and Consolidated Coal Company.

     Hart has a Ph.D. in Mining Engineering/Environmental Management from the Colorado School of Mines, and an MBA from the University of Phoenix, as well as a master's of science in Mining Engineering/Geotechnical Engineering from West Virginia University. Hart earned his bachelor of arts degree in Liberal Arts, and two bachelor of science degrees, in Mechanical Engineering/Electrical Engineering and Mining Engineering Technology, from Fairmont State College.

     NRG Energy is a leading global energy company primarily engaged in the acquisition, development, construction, ownership and operation of power generation facilities. NRG owns all or a portion of 66 power generation projects and its net



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ownership interest in these projects is 16,704 MW. The company's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

     More information on NRG Energy is available at www.nrgenergy.com.

                                      # # #

Contacts:         Meredith Moore
                  Media Relations
                           612.373.8892
                  meredith.moore@nrgenergy.com

                  Rick Huckle
                  Investor Relations
                  612.373.8900
                  rick.huckle@nrgenergy.com